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                                                                    Exhibit 99.1


CONTACT:
--------
Augustine Lawlor
LeukoSite, Inc.                                Kelly Conlon
(617) 621-9350 ext. 4020                       Feinstein Kean Partners Inc.
gus_lawlor@leukosite.com                       (617) 577-8110
www.leukosite.com                              www.fkpi.com



FOR IMMEDIATE RELEASE

   LEUKOSITE TO ACQUIRE PROSCRIPT AND RAISE $14.4 MILLION IN PRIVATE PLACEMENT

 - Second Recent LeukoSite Acquisition Adds Two Compounds to Development Portfolio -

CAMBRIDGE, MA, JUNE 23, 1999 - LeukoSite, Inc. (Nasdaq: LKST) announced today that it has signed a definitive agreement to acquire ProScript, Inc., a privately held biotechnology company with one anti-cancer compound in Phase I clinical trials and an anti-inflammatory agent in advanced pre-clinical development. Separately, LeukoSite signed a definitive agreement to raise $14.4 million in a private placement of approximately 1,500,000 unregistered shares of LeukoSite's common stock to Perseus Capital, LLC and HealthCare Ventures LLC. The two transactions are expected to close in July.

LeukoSite is acquiring ProScript for approximately 187,000 newly issued shares of LeukoSite common stock valued at $2.3 million and for $430,000 in cash. In addition, ProScript shareholders will be entitled to additional cash payments upon the achievement of certain milestones and royalties related to ProScript compounds and related to a ProScript research collaboration with Hoechst Marion Roussel, Inc.

"This acquisition adds two promising compounds to our development portfolio, along with the innovative drug discovery platform that yielded both product candidates," said Christopher Mirabelli, Ph.D., Chairman and CEO of LeukoSite. "Following the acquisition, LeukoSite will have five drug candidates in clinical development. The lead ProScript compound, PS-341, which is in clinical trials to treat patients with cancer, allows us to build upon our success in developing CAMPATH(Registered Trademark), the Company's monoclonal antibody for patients with refractory chronic lymphocytic leukemia. The proceeds from the private placement will help to support all of our clinical development programs, as well as to advance discovery efforts related to new targets and compounds."

"We believe that this acquisition offers significant scientific and business synergies for the future," said Dan Burns, President and CEO of ProScript.


                                    - more -

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ProScript is the second company LeukoSite has acquired in recent months, Dr.
Mirabelli noted. In February 1999, LeukoSite acquired CytoMed and its small molecule development programs. "We believe that strategic acquisitions complement our in-house programs providing a way to add unpartnered clinical-stage compounds to our pipeline," added Dr.
Mirabelli.

In addition to CAMPATH, which has completed pivotal studies in patients with refractory chronic lymphocytic leukemia, LeukoSite has two monoclonal antibodies in clinical development, LDP-02 in Phase II studies in patients with inflammatory bowel disease; and LDP-01 in Phase II trials in kidney transplant and stroke patients. A small molecule compound, LDP-977, is in Phase I clinical studies and is expected to enter Phase IIa trials in asthma this year.

PS-341, the lead ProScript compound, is the first of a new class of small molecule chemotherapeutic agents that acts through a mechanism that is distinct from existing anti-cancer drugs. The agent's activity is based on inhibition of the proteasome which regulates the breakdown of proteins that are critical for driving cell proliferation. In preclinical studies, PS-341 has demonstrated a number of highly promising anti-tumor activities, including the ability to override an established cancer drug resistance mechanism. In these studies, PS-341 has shown anti-tumor activity synergistically with existing chemotherapeutic compounds and as a single agent.

The Phase I clinical trials of PS-341 are ongoing for the treatment of a variety of advanced cancers at the University of Texas, M.D. Anderson Cancer Center and Memorial Sloan-Kettering Cancer Center. The current trials are supported by several external organizations, including the Association of the Cure for Cancer of the Prostate (CaP-CURE). Additional Phase I trials of PS-341 are expected to begin in the coming months, including studies sponsored by the National Cancer Institute (NCI) under an existing Cooperative Research and Development Agreement (CRADA) between ProScript and the NCI.

The second ProScript compound, PS-519, is currently in late preclinical development. It is the most advanced member of another class of proteasome inhibitors and possesses anti-inflammatory properties that in preclinical studies have shown promise in a variety of anti-inflammatory conditions including myocardial infarction, asthma, multiple sclerosis and stroke. PS-519 acts on a key intracellular mechanism that controls the activation of inflammatory molecules. Initial human safety studies in normal volunteers are expected to begin later this year. ProScript, located in Cambridge, MA, was originally founded in 1992 and has approximately 25 employees.

Upon the closing of both transactions, LeukoSite will have over $58 million in cash resources. At the closings, the Company will have approximately 14.6 million shares outstanding. LeukoSite self-managed both transactions.


                                   -- more --

LeukoSite is a biotechnology company developing proprietary monoclonal antibody and small molecule drugs to treat patients with cancer and inflammatory, autoimmune and viral diseases. The Company's most advanced drug candidate, CAMPATH has completed pivotal licensing trials and is in development with ILEX Oncology. After the completion of the acquisition of ProScript, LeukoSite will have five drug candidates in clinical development. In addition to its monoclonal antibody research and development programs, LeukoSite has nine partnered small



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molecule research and development programs. The Company is collaborating with
Warner-Lambert Co., Roche Bioscience, Kyowa Hakko Kogyo Co., Ltd., Genentech, Inc., ILEX Oncology, Inc. and MorphoSys AG.

Statements in this press release regarding the development of the Company's and ProScript's drug candidates, including the ability to commence, conduct and complete clinical trials, constitute forward-looking statements and are subject to numerous risks and uncertainties, including but not limited to the difficulty in identifying and recruiting suitable patients for clinical trials, risks in technology and product development, failure to successfully complete clinical trials or obtain required regulatory approvals, competitive risks and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those projected in the forward-looking statements. The Company disclaims any obligation to update these forward-looking statements.

News releases issued by LeukoSite, Inc. are available through PR Newswire's "Company News On-Call," by calling 1-800-758-5804 and entering the Company's extension number 114510.

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